Prospectus Supplement No. 11	Filed pursuant to Rule 424(b)(3)
(to prospectus dated July 22, 2020)	Registration No. 333-239840

HYCROFT MINING HOLDING CORPORATION

60,867,645 shares of Common Stock

13,489,999 Warrants

37,500,212 shares of Common Stock Issuable upon Exercise of the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 22, 2020 (the “Prospectus”), related to: (1) the issuance by us of (i) up to 34,289,999 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Hycroft Mining Holding Corporation, a Delaware corporation (the “Company,” “we,” “our”), that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants and PIPE warrants (as such terms are defined in the Prospectus) at an exercise price of $11.50 per share of Common Stock, and (ii) up to 3,210,213 shares of Common Stock that may be issued upon exercise of the Seller warrants (as such term is defined in the Prospectus) at an exercise price, as of the date of this prospectus supplement, of $41.26 per share upon the exercise of 12,721,623 Seller warrants, each currently exercisable into approximately 0.27411 shares of Common Stock, which exercise price and number of shares may fluctuate under the terms of the Seller Warrant Agreement; and (2) the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) or their permitted transferees of up to (i) 60,867,645 shares of Common Stock, and (ii) up to 13,489,999 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants and PIPE warrants, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 12, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock, our public warrants, our Seller warrants (as defined in the Prospectus), and the warrants registered hereunder are listed on The Nasdaq Stock Market LLC, or NASDAQ, under the symbols “HYMC,” “HYMCW,” “HYMCZ,” and “HYMCL,” respectively. On March 10, 2021, the last reported sales price of our Common Stock was $6.44 per share, the last reported sales price of our public warrants was $1.25 per warrant, the last reported sales price of our Seller warrants was $0.44 per warrant, and the last reported sales price of the warrants registered hereunder was $1.44.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2020 (attached to prospectus supplement No. 7 to the Prospectus) and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12 , 2021

HYCROFT MINING HOLDING CORPORATION

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(Exact name of Registrant as Specified in Its Charter)

Delaware --------------	001-38387 ----------	82-2657796 ------------------
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8181 E. Tufts Avenue, Suite 510 Denver, Colorado	80237
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(Address of principal executive offices)	(Zip Code)

(303) 524-1947

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(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYMC	The Nasdaq Capital Market

Warrants to purchase Common Stock	HYMCW	The Nasdaq Capital Market

Warrants to purchase Common Stock	HYMCZ	The Nasdaq Capital Market

Warrants to purchase Common Stock	HYMCL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.08.	Shareholder Nominations.

Hycroft Mining Holding Corporation (the “Company”) has determined that the date of the Company’s 2021 annual meeting of stockholders (the “Annual Meeting”) will be Monday, May 24, 2021, at 10:30 a.m. E.D.T. The record date for stockholders entitled to notice of and to vote at the Annual Meeting will be the close of business on April 7, 2021. The Annual Meeting will be held by remote communication, and information regarding the manner in which stockholders will be able to access, participate in and vote at the Annual Meeting will be set forth in the Company’s proxy statement.

Because the Company did not hold an annual meeting of stockholders in 2020 following the consummation of the recapitalization transactions, the Company is providing information to stockholders with respect to the submission of (i) proposals intended to be included in the Company’s 2021 proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and (ii) proposals submitted outside the processes of Rule 14a-8.

Stockholders of the Company who wish to have a proposal considered for inclusion in the Company’s proxy materials for the Annual Meeting pursuant to Rule 14a-8 must ensure that such proposal is received by the Company’s Secretary, David S. Stone, at 8181 E. Tufts Avenue, Suite 510, Denver, Colorado 80237, on or before the close of business on March 26, 2021, which the Company has determined to be a reasonable time before it expects to begin to print and send its proxy materials. Any such proposal must also meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission and the Company’s amended and restated bylaws in order to be eligible for inclusion in the proxy materials for the Annual Meeting.

Additionally, stockholders intending to submit a proposal or director nomination at the 2021 Annual Meeting that are not to be included in the Company’s proxy statement materials must provide written notice of such proposal or nomination to the Company’s Secretary, David S. Stone, at 8181 E. Tufts Avenue, Suite 510, Denver, Colorado 80237, not later than the close of business on March 22, 2021, being ten days following the date of the filing of this Report on Form 8-K, for such proposal or nomination to be considered timely. Such proposals or nominations must comply with the advance notice provisions contained in the Company’s amended and restated bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2021	Hycroft Mining Holding Corporation

	By:	/s/ Stanton Rideout
Stanton Rideout
Executive Vice President and Chief Financial Officer